EXHIBIT 10.1      Employment Agreement between Commercial National Bank of Pennsylvania and Gregg E. Hunter, dated July 1, 2003

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into as of July 1, 2003, by and between COMMERCIAL NATIONAL BANK OF PENNSYLVANIA, a national banking association (the “Bank”), and GREGG E. HUNTER (“Executive”).

Recitals

The Bank desires to assure itself of the services of Executive as an executive officer of the Bank and certain Affiliates of the Bank for the period provided in this Agreement, and Executive is willing to serve in the employ of the Bank pursuant to the terms of this Agreement.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

Definitions.

“Affiliate” means, with respect to the Bank, a corporation, partnership, trust, association, joint venture, limited liability company or other entity, directly or indirectly controlling, controlled by or under common control with the Bank.  As of the date of this Agreement, the Affiliates of the Bank are the Holding Company, Commercial National Insurance Services, Inc, and Gooder Agency, Inc.

“Benefits” means the benefits described in Sections 3.3 and 3.4.

“Board” means the Board of Directors of the Bank.

“Cause” means the occurrence of any of the following:

Executive’s material breach of any of his obligations under this Agreement or any fiduciary duty owned to the Bank, or any of its Affiliates, and his failure to cure such breach within 30 days after written notice thereof from the Bank;

Executive’s failure, refusal or inability (other than due to mental or physical disability) to perform, in any material respect, his duties to the Bank or any of its Affiliates, which failure continues for more than fifteen (15) days after written notice thereof from the Bank;

Executive’s abuse of alcohol or use of illegal drugs (other than in accordance with a physician’s prescription);

Executive’s illegal conduct or gross misconduct which is materially and demonstrably injurious to the Bank or any of its Affiliates including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of his employment; or

Executive’s conviction of, or entry of a plea of guilty or nolo contendere to a misdemeanor involving moral turpitude, a felony, or any other crime which has an adverse effect on the Bank or any of its Affiliates, or the reputation of any of them.

“Change of Control” means any of the following events:

any individual, corporation, partnership, association, trust or other entity (other than Executive and his associates) becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Bank or the Holding Company representing 50% or more of the combined voting power of the Bank’s or the Holding Company’s then outstanding voting securities;

the individuals who as of the date of this Agreement are members of the Board or the Board of Directors of the Holding Company (the “Incumbent Boards”), cease for any reason to constitute at least a majority of the Board or the Board of Directors of the Holding Company, provided, however, that if the election, or nomination for election by the Bank’s or the Holding Company’s shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Boards, such new director will be considered to be a member of the Incumbent Boards;

an agreement by the Bank or the Holding Company to consolidate or merge with any other entity pursuant to which the Bank or the Holding Company will not be the continuing or surviving corporation or pursuant to which shares of the common stock of the Bank or the Holding Company would be converted into cash, securities or other property, other than a merger of the Bank or the Holding Company in which holders of the common stock of the Bank or the Holding Company immediately prior to the merger would have the same proportion of ownership of common stock of the surviving corporation immediately after the merger;

an agreement of the Bank or the Holding Company to sell, lease, exchange or otherwise transfer in one transaction or a series of related transactions substantially all the assets of the Bank or the Holding Company;

the adoption of any plan or proposal for a complete or partial liquidation or dissolution of the Bank or the Holding Company; or

an agreement to sell more than 50% of the outstanding voting securities of the Bank or the Holding Company in one or a series of related transactions.

“COBRA” means 29 U.S.C. §§ 1161-1169.

“Code” means the Internal Revenue Code of 1986, as amended.

“Good Reason” means that any of the following has occurred with respect to the Executive:

the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Employment Agreement, or any other action by the Bank which results in a material diminution in such position, authority, duties or responsibilities;

a diminution by the Bank in Executive’s Annual Salary, or incentive or other forms of compensation, provided that (i) a reduction in Executive’s Annual Salary as part of an across-the-board reduction of salaries of all officers of the Bank shall not constitute Good Reason; and (ii) a reduction in Executive’s performance bonus from year to year which is related to achievement of performance goals and consistent with how performance goals had been interpreted prior to any Change of Control shall not constitute Good Reason;

Executive’s loss of membership on the Board other than as a result of or in connection with (i) Executive’s death, disability or voluntary resignation from the Board or (ii) termination of Executive’s employment by the Bank for Cause;

relocation of Executive’s job location to a place which is more than 50 miles from the Bank’s current headquarters in Latrobe, Pennsylvania, without Executive’s agreement; or

a material breach of this Agreement by the Bank which is not cured within 30 days after delivery of written notice thereof.

“Holding Company” means Commercial National Financial Corporation, a Pennsylvania corporation.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data, source codes and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), or similar intangible personal property which have been or are developed or created in whole or in part by Executive: (i) at any time and at any place while Executive is employed by the Bank and which are related to or used in connection with the business of the Bank or its Affiliates, or (ii) as a result of tasks assigned to Executive by the Bank or its Affiliates.

“Proprietary Information” means confidential, proprietary, business and technical information or trade secrets of the Bank or of any Affiliate of the Bank.  Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) information acquired from, or about, third parties such as the Bank’s customers, including, but not limited to, account, general banking and financial information relating thereto, (b) business research, studies, procedures and costs, (c) financial data, (d) marketing data, methods, plans and efforts, (e) the identities of the Bank’s actual and prospective customers, (f) the terms of contracts and agreements with customers, contractors and suppliers, (g) the needs and requirements of, and the Bank’s course of dealing with, actual or prospective customers, contractors and suppliers, (h) personnel information, (i) customer and vendor credit information, and (j) any Intellectual Property of the Bank (whether developed by Executive or others).  Failure by the Bank to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

“Restrictive Covenants” means the provisions contained in Section 5.1 of this Agreement.

“Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Executive (whether made hereunder or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

Employment, Term and Duties.

Employment and Term.  The Bank hereby employs Executive and Executive hereby accepts employment with the Bank as its Chief Financial Officer, and shall serve as an officer and/or director of the Bank and such of the Bank’s Affiliates as the Board may determine for a period commencing on the date hereof and continuing until the third anniversary of the date hereof (the “Term”); provided, however, that if written notice not to extend the Term by either party is not received at least 120 days prior to the third anniversary of the date hereof (or any subsequent anniversary of the date hereof, if this Agreement is extended pursuant to this Section 2.1), then the Term will be automatically extended to the next anniversary of the date hereof.

Duties.  Executive will render his services hereunder to the Bank, and its Affiliates and shall use his best efforts, judgment and energy in the performance of the duties assigned to him.  During the Term, Executive will devote substantially all of his business time and services to the Bank and its Affiliates to perform such duties as may be customarily incident to his position and as may reasonably be assigned from time to time by the Board.  During the Term, Executive will not serve as a director of any corporation other than the Bank and any of its Affiliates, without the prior consent of the Bank; provided, however, that Executive may, at his discretion, serve as a director of a family-owned, charitable, community and other not-for-profit entities, subject to Executive’s duty to inform the Bank of his assumption of any such directorship.

Compensation and Benefits.

Annual Salary.  Executive hereby agrees to accept, as compensation for all services rendered by Executive in any capacity hereunder and for the Restrictive Covenants made by Executive in Section 5 hereof, a base salary as set on an annual basis by the Executive Compensation Committee of the Board (as the same may hereafter be increased, the “Annual Salary”) commencing on the date hereof and continuing until expiration or termination of the Term.  The Annual Salary and all other payments made by the Bank to Executive will be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld by the Bank, which taxes and other charges will be withheld and paid in accordance with the Bank’s normal payroll practices from time to time in effect.  The Annual Salary will be reviewed on an annual basis by the Executive Compensation Committee of the Board and may be adjusted, as determined by such Executive Compensation Committee.

Bonus.  The Executive Compensation Committee of the Board may, but shall not be required to, award Executive a performance bonus based on the performance of the Bank and Executive.  The Executive Compensation Committee of the Board shall have sole discretion to determine whether to pay a performance bonus to Executive and to determine the amount of any such bonus.

Benefits.  Executive will be entitled to receive the same benefits enjoyed by other executive officers of the Bank from time to time (as determined by the Executive Compensation Committee in good faith, in its absolute discretion), as well as the benefits described below in Section 3.4.  Such benefit plans shall include participation in the Bank’s Profit-Sharing Plan, health coverage, life insurance and disability (short and long term) benefits, each on the same basis as offered to the other executive-level employees of the Bank.

Vacation.  Executive will be entitled to five weeks of vacation per calendar year.  Executive shall not be entitled to receive any payment for unused vacation or to carry over unused vacation from year to year.  Executive shall also be entitled to six incidental days per year which, if not used by Executive, shall be paid for by the Bank.

Payment of Expenses.  The Bank will pay or reimburse all reasonable and necessary expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Bank’s practices and policies regarding the payment or reimbursement of expenses from time to time in effect.

Non-Compete; Confidentiality; Non-Solicitation.

Restrictive Covenants.  These Restrictive Covenants will survive the expiration of this Agreement or the termination of Executive’s employment; provided, however, that the Restrictive Covenants will not apply following a termination by the Bank without Cause pursuant to Section 6.1(d) or a termination by Executive after the occurrence of a Change of Control pursuant to Section 6.2(c).

Non-Compete.  Executive shall not, during the Term and for a period of one (1) year thereafter (the “Restricted Period”), in any city, town or county in which the Executive’s normal business office is located or the Bank or any of its Affiliates has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, do any of the following, directly or indirectly, without the prior written consent of the Bank (except in Executive’s capacity as an employee of the Bank, and in the best interests of the Bank):

work for or advise, consult, serve with, or otherwise become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant), directly or indirectly, any person, firm, corporation, association or other entity whose business materially competes with the depository, lending or other business activities of the Bank or its Affiliates;
influence or attempt to influence any customer of the Bank or any of its Affiliates to terminate or modify any written or oral agreement or course of dealing with the Bank or such Affiliate; or
influence or attempt to influence any person to either (A) terminate or modify any employment, consulting, agency, distributorship or other arrangement with the Bank or any of its Affiliates, or (B) employ, or arrange to have any other person or entity employ, any person who has been employed by the Bank of any of its Affiliates as an employee, consultant, agent or distributor of the Bank or such Affiliate at any time during the Restricted Period.

Notwithstanding the foregoing, Executive may hold less than five percent (5%) of the outstanding securities of any class of any publicly traded securities of any company.

Confidentiality.

Executive recognizes and acknowledges that the Proprietary Information is a valuable, special and unique asset of the business of the Bank.  As a result, both during the Term and thereafter, Executive shall not, without the prior written consent of the Bank or its Affiliates, for any reason either directly or indirectly divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Bank, any Proprietary Information revealed, obtained or developed in the course of his employment by the Bank; provided, however, that nothing herein contained shall restrict Executive’s ability to make such disclosures during the Term as may be necessary or appropriate to the effective and efficient discharge of his duties as an employee hereunder or as such disclosures may be required by law; and further provided, that nothing herein contained shall restrict Executive from divulging or using for his own benefit or for any other purpose any Proprietary Information which is publicly available, so long as such information did not become available to the public as a direct or indirect result of Executive’s breach of this Section 5.1(b).  In the event that Executive or any of his representatives becomes legally compelled to disclose any of the Proprietary Information, Executive will provide the Bank with prompt written notice so that the Bank may seek a protective order or other appropriate remedy.
Executive recognizes that banking and account information acquired by Executive in the course of his employment with respect to customers of the Bank are confidential pursuant to the laws of the Commonwealth of Pennsylvania and the United States of America, and Executive will strictly conform to all such laws and administrative regulations and will take all action necessary or appropriate to cause all persons under Executive’s supervisory responsibility to conform to all such laws and regulations.

Property of the Bank.

All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the Bank.  During the Term, Executive shall not remove from the Bank’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Bank unless necessary or appropriate (as reasonably determined by Executive) in accordance with  Executive’s duties and responsibilities to the Bank and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose.  Executive shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of his assigned duties and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have access or with which for any reason he may become familiar, except as disclosure shall be necessary or appropriate (as reasonably determined by Executive) in the performance of his duties; and upon the termination of his employment with the Bank, he shall leave with or return to the Bank all originals and copies of the foregoing then in his possession, whether prepared by Executive or by others.
Executive agrees that all the Intellectual Property will be considered “works made for hire” as that term is defined in Sections 101 and 201 of the Copyright Act (17 U.S.C. §§ 101 and 201) and that all right, title and interest in such Intellectual Property will be the sole and exclusive property of the Bank.  To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, Executive retains any interest in the Intellectual Property, Executive hereby irrevocably assigns and transfers to the Bank any and all right, title, or interest that Executive may have in the Intellectual Property under patent, copyright, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration.  The Bank will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, and trademarks with respect to such Intellectual Property.  Executive further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Bank to perfect, maintain or otherwise protect its rights in the Intellectual Property.

Acknowledgements.  Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Bank and its Affiliates and that the duration and geographic scope of the Restrictive Covenants are reasonable given the nature of this Agreement and the position Executive will hold within the Bank.  Executive further acknowledges that the Restrictive Covenants are included herein in order to induce the Bank to compensate Executive pursuant to this Agreement and that the Bank would not have entered into this Agreement or otherwise continued to employ Executive in the absence of the Restrictive Covenants.

Rights and Remedies Upon Breach.

Specific Enforcement.  Executive acknowledges that any breach by him of the Restrictive Covenants will cause continuing and irreparable injury to the Bank for which monetary damages would not be an adequate remedy.  Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists.  In the event of such breach by Executive, the Bank shall have the right to enforce the Restrictive Covenants by seeking injunctive or other relief in any court and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Bank.  If an action at law or in equity is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.

Extension of Restrictive Period.  In the event that Executive breaches any of the Restrictive Covenants contained in Section 5.1(a), then the Restricted Period shall be extended for a period of time equal to the period of time that Executive is in breach of such restriction.

Accounting.  If Executive is determined by any court, arbitrator, mediator or other adjudicative body to have breached any of the Restrictive Covenants, the Bank will have the right and remedy to require Executive to account for and pay over to the Bank all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any action constituting a breach of the Restrictive Covenants.  This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Bank under law or in equity.

Judicial Modification.  If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.

Disclosure of Restrictive Covenants.  Executive agrees to disclose the existence and terms of the Restrictive Covenants to any employer that Executive may work for during the Restricted Period.

Restrictions Enforceable in All Jurisdictions.  If a court of any jurisdiction holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Bank to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants.

Termination.  Executive’s employment hereunder may be terminated by the Bank or Executive as described in this Section 6.

Termination by the Bank.  Executive’s employment may be terminated by the Bank in any one of the followings ways, prior to the expiration of the Term:

Death.  If Executive dies, this Agreement shall terminate on the date of death.

Disability.  If Executive either (i) becomes disabled and is receiving long-term disability benefits pursuant to his disability, or (ii) becomes permanently disabled, the Bank may terminate Executive’s employment by notice to Executive.  For purposes of this Section 6.1(b), “permanently disabled” shall mean mental or physical incapacity, or both, which in the judgment of the Company’s Board of Directors, renders Executive unable to perform substantially all of his duties hereunder and which appears reasonably certain to continue for at least three consecutive months without substantial improvement.  Such judgment of the Board of Directors shall be based upon a certification of such incapacity by a physician chosen by the Board, who may be either Executive’s regularly attending, duly licensed, physician or a duly licensed physician selected by the Board, following such physician’s physical examination of Executive.

For Cause.  The Bank may terminate the Executive’s employment for Cause upon 15 days prior written notice to Executive.

Without Cause.  Subject to Section 6.3, the Bank may, without Cause, terminate Executive’s employment pursuant hereto, effective 60 days after written notice is provided to Executive.

Termination by Executive.

At Will.  Executive shall have a right to terminate this Agreement at any time by giving 60 days’ advance written notice to the Bank.

Good Reason.  Executive may terminate this Agreement for Good Reason upon 15 days’ prior written notice to the Bank.

Change in Control.  Executive may terminate this Agreement at any time upon written notice to the Bank within 90 days after the occurrence of a Change of Control.

Termination Without Cause or For Good Reason.  If Executive’s employment by the Bank is terminated by the Bank without Cause or by Executive for Good Reason, Executive shall be entitled to:

payment of all accrued and unpaid Annual Salary and Benefits through the date of such termination;

payment of monthly severance payments equal to one-twelfth of the sum of (i) Executive’s Annual Salary, plus (ii) the amount credited to Executive’s account under the Bank’s Profit-Sharing Plan for the most recently completed fiscal year, for a period of twelve (12) months, or, at the discretion of the Board, a single sum payment equal to the discounted present value of such monthly payments (discounted at the prime rate in effect at the Bank’s principal banking subsidiary);

continuation of group health benefits for Executive for a period of twelve (12) months following termination.  The continuation of group health benefits provided hereby will be in lieu of any benefits otherwise available to Executive pursuant to COBRA.

Notwithstanding the foregoing, no amount will be paid under this Section 6.3 unless Executive executes and delivers to the Bank a release substantially identical to that attached hereto as Exhibit I in a manner consistent with the requirements of the Older Workers Benefit Protection Act.

Termination Upon Change in Control.  If Executive terminates his Employment following a Change of Control pursuant to Section 6.2(c), Executive shall be entitled to:

payment of all accrued and unpaid Annual Salary and Benefits through the date of such termination;

payment of monthly severance payments equal to one-twelfth of the sum of (i) Executive’s Annual Salary, plus (ii) the amount credited to Executive’s account under the Bank’s Profit-Sharing Plan for the most recently completed fiscal year, for a period of twenty-four (24) months, or, at the option of Executive, a single sum payment equal to the total of such monthly payments;

continuation of group health benefits for Executive for a period of twenty-four (24) months following termination.  The continuation of group health benefits provided hereby will be in lieu of any benefits otherwise available to Executive pursuant to COBRA; and

a maximum of six months outplacement assistance with a provider selected by the Bank and at the Bank’s expense.

Notwithstanding the foregoing, no amount will be paid under this Section 6.4 unless Executive executes and delivers to the Bank a release substantially identical to that attached hereto as Exhibit I in a manner consistent with the requirements of the Older Workers Benefit Protection Act.

Any Other Termination.  If Executive’s employment by the Bank is terminated for any reason other than as set forth in Sections 6.3 and 6.4  (including, but not limited to, termination (a) by the Bank for Cause, (b) as a result of Executive’s death, (c) as a result of Executive being disabled or (d) by Executive at will, the Bank’s obligation to Executive (or, in the case of Executive’s death, to Executive’s estate) will be limited solely to the payment of accrued and unpaid Annual Salary and Benefits through the date of such termination. All Annual Salary and Benefits will cease at the time of such termination, subject to the terms of any benefits or compensation plans then in force and applicable to Executive, and, except as otherwise provided in this Section 6.5 or pursuant to COBRA, the Bank shall have no further liability or obligation hereunder by reason of such termination.

Adjustments to Maximize Payments to Executive.  Payments under this Agreement will be made without regard to whether the deductibility of such payments (or any other payments) would be limited or precluded by Section 280G of the Code and without regard to whether such payments would subject the Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments would be increased by the limitation or elimination of any amount payable to Executive (whether under this Agreement of otherwise), then the amount payable to Executive will be reduced to the extent necessary to maximize the Total After-Tax Payments.  The determination of whether and to what extent payments to Executive are required to be reduced in accordance with the preceding sentence will be made at the Bank’s expense by an independent, certified public accountant selected by the Bank and reasonably acceptable to Executive.  In the event of any underpayment or overpayment to Executive (as determined after the application of this Section 6.6), the amount of such underpayment or overpayment will be immediately paid by the Bank to the Executive or refunded by the Executive to the Bank, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

Miscellaneous.

Other Agreements.  Executive represents and warrants to the Bank that there are no restrictions, agreements or understandings whatsoever to which he is party (or by which he is otherwise bound) that would prevent or make unlawful his execution of this Agreement or employment by the Bank, or that would in any way prohibit, limit or impair (or purport to prohibit, limit or impair) his provision of services to the Bank.

Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Bank and Executive and their respective successors, executors, administrators, heirs and (in the case of the Bank) permitted assigns.  The Bank may, without the consent of Executive, assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.  Executive may not make any assignment of this Agreement or any interest therein.

Notice.  Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, (b) mailed by certified or registered mail, return receipt requested or (c) sent via facsimile.  Any notice or communication to Executive will be sent to his most current home address on file with the Bank.  Any notice or communication to the Bank will be sent to the Bank’s principal executive office, care of the Bank’s Chairman of the Bank’s Executive Compensation Committee, with a copy to David J. Lowe, Esq., Pepper Hamilton LLP, One Mellon Center, 500 Grant Street, Pittsburgh, Pennsylvania 15219 (or via facsimile to (412) 281-0717).

Entire Agreement; Amendments.  This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all other prior or contemporaneous discussions, agreements and understandings of every nature relating to the employment of Executive by the Bank.  This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

Waiver.  Any waiver by either party of any breach of any term or condition in this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof or constitute or be deemed a waiver or release of any other rights, in law or in equity.

Governing Law.  This Agreement shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts or choice of laws.

Survival of Provisions.  The provisions of this Agreement set forth in Sections 5, 6 and 7 (including any pertinent definitions) will survive the termination or expiration of this Agreement.

Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section Headings.  The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

Mediation and Arbitration.  Any claim, controversy, or dispute arising between the parties with respect to this Agreement (a “Dispute”), shall be referred to non-binding mediation for resolution.  The parties will jointly select a neutral mediator for such mediation.  If such mediation effort is not successful in resolving the Dispute, the Dispute shall be referred for final and binding arbitration, without appeal to court thereafter.  The arbitration shall be conducted pursuant to the terms of the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association, except that discovery may be had in accordance with the Federal Rules of Civil Procedure.  The venue for the arbitration shall be the office of the American Arbitration Association closest to the Bank’s headquarters (the “AAA Office”).  The arbitration shall be conducted before a panel of three arbitrators selected as follows:  Within 15 business days after a Demand for Arbitration is filed with the AAA Office, each party shall select an arbitrator and, within 10 business days after the end of such 15-day period, such two arbitrators shall select a third arbitrator.  Each arbitrator must either have professional experience relating to the business or legal aspects of the subject of the arbitration or be a retired judge.  No arbitrator shall (i) have any material interest in the result of the arbitration or (ii) be, or shall ever have been, an affiliate, equity holder or creditor of, or an attorney, accountant, agent or consultant for, any party to such arbitration proceeding.  The arbitrators shall meet promptly, fix the time, date and place of the hearing and notify the parties.  The parties shall stipulate that the arbitration hearing shall last no longer than five business days.  A majority of the panel shall render a decision within 10 days of the completion of the hearing.  The panel of arbitrators shall promptly transmit an executed copy of its decision to the parties.  The decision of the arbitrators shall be final, binding and conclusive upon the parties.  Each party shall have the right to have the decision enforced by any court of competent jurisdiction.  Notwithstanding any other provision of this Section, any Dispute in which a party seeks equitable relief may be brought in any court having jurisdiction.  Each party shall be responsible for payment of such party’s legal fees and one-half of the costs of the arbitrators.  The obligations of the parties under this Section shall be specifically enforceable and shall survive any termination of this Agreement.

No Mitigation of Damages.  In the event that Executive’s employment with the Bank is terminated by the Bank without Cause or is terminated by Executive for Good Reason or upon a Change in Control, Executive shall not be required to mitigate his damages.

Counterparts and Facsimiles.  This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement effective as of the date first above written.

COMMERCIAL NATIONAL BANK OF PENNSYLVANIA By: Title:
EXECUTIVE By: Gregg E. Hunter

Exhibit I

Release and Non-Disparagement Agreement

THIS MUTUAL RELEASE AND NON-DISPARAGEMENT AGREEMENT (the “Release”) is made as of the ___ day of _______, _____ by and between GREGG E. HUNTER (“Executive”) and COMMERCIAL NATIONAL BANK OF PENNSYLVANIA (the “Bank”).

WHEREAS, Executive’s employment by the Bank will terminate; and

WHEREAS, in connection with that termination and pursuant to Section 6.3 or 6.4 of the Employment Agreement by and between the Bank and Executive dated July 1, 2003 (the “Employment Agreement”), the Bank has agreed to pay Executive certain amounts, subject to the execution of this Agreement.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

Resignation.  Executive hereby resigns as the Bank’s Chief Financial Officer, as an employee of the Bank, and as an employee, officer, director or board committee member of the Bank and any Affiliate of the Bank, effective as of the date of this Release.

Acknowledgements.  Executive acknowledges that: (i) the payments described in Sections 6.3 and 6.4 of the Employment Agreement constitute full settlement of all his rights under the Employment Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Bank, and (iii) except as otherwise provided specifically in this Release, the Bank does not and will not have any other liability or obligation to him.  Executive further acknowledges that, in the absence of his execution of this Release, he would not otherwise be entitled to the payments described in Section 6.3/6.4 of the Employment Agreement.

Release and Covenant Not to Sue.

Mutual Release.  The Bank (including, for purposes of this Section 3, its Affiliates) hereby fully and forever releases and discharges Executive (and his heirs, executors and administrators), and Executive hereby fully and forever releases and discharges Bank (including, for purposes of this Section 3, all predecessors and successors, subsidiaries, affiliates, assigns, officers, directors, trustees, Executives, agents and attorneys, past and present) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of Executive’s employment by the Bank or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

Covenant Not to Sue.  Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against the Bank and that he has not assigned any claim against the Bank to any other person or entity.  The Bank expressly represents that it has not filed a lawsuit or initiated any other administrative proceeding against Executive and that it has not assigned any claim against Executive to any other person or entity.  Both the Executive and the Bank further promise not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to Executive’s employment by the Bank or the termination of that employment.  This Release will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) will be barred.

Claims Not Released.  The forgoing will not be deemed to release the Bank or Executive from claims solely (a) to enforce this Release, (b) to enforce Section 6.3/6.4 of the Employment Agreement (c) to enforce Section 5 of the Employment Agreement, or (d) for indemnification under the Bank’s By-Laws, under applicable law, under any indemnification agreement between the Bank and Executive or under any similar arrangement.

Non-Competition and Confidentiality Obligations.  Executive acknowledges that Section 5 of the Employment Agreement survives the termination of his employment.  Executive affirms that the restrictions contained in Section 5 of the Employment Agreement are reasonable and necessary to protect the legitimate interests of the Bank, that he received adequate consideration in exchange for agreeing to those restrictions, and that he will abide by those restrictions.

Non-Disparagement.  The Bank will not disparage Executive or Executive’s performance or otherwise take any action which could reasonably be expected to adversely affect Executive’s personal or professional reputation.  Similarly, Executive will not disparage Bank or any of its directors, officers, agents or Executives or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Bank or any of its directors, officers, agents or employees.

Cooperation.  Executive further agrees that he will cooperate fully with the Bank and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) which relates to matters with which Executive was involved during his employment with Bank.  Executive shall render such cooperation in a timely manner on reasonable notice from the Bank.

Rescission Right.  Executive expressly acknowledges and recites that (a) he has read and understands this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release in which case this Release shall be unenforceable, null and void.  Executive may revoke this Release during those seven (7) days by providing written notice of revocation to the Bank.

Challenge.  If Executive violates or challenges the enforceability of this Release, no further payments under Section 6.3/6.4 of the Employment Agreement will be paid or provided to Executive.

Miscellaneous.

No Admission of Liability.  This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Bank to Executive.  There have been no such violations, and the Bank specifically denies any such violations.

No Reinstatement.  Executive agrees that he will not apply for reinstatement with the Bank or seek in any way to be reinstated, re-employed or hired by the Bank in the future.

Successors and Assigns.  This Release will inure to the benefit of and be binding upon the Bank and Executive and their respective successors, executors, administrators, heirs and (in the case of the Bank) permitted assigns. The Bank may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.  Executive may not make any assignment of this Release or any interest herein.

Severability.  The provisions of this Release are severable.  If any provision or the scope of any provision is found to be unenforceable or is modified by a court of competent jurisdiction, the other provisions or the affected provisions as so modified shall remain fully valid and enforceable.

Entire Agreement; Amendments.  Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating subject matter hereof.  This Release may not be changed or modified, except by an Release in writing signed by each of the parties hereto.

Governing Law.  This Release shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

Counterparts and Facsimiles.  This Release may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Bank has caused this Release to be executed by its duly authorized officer, and Executive has executed this Release, in each case as of the date first above written.

COMMERCIAL NATIONAL BANK OF PENNSYLVANIA By: Title:
EXECUTIVE By: Gregg E. Hunter